EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Financial Results for the Second Quarter 2017

Company Reports Record Second Quarter Earnings Per Share, with Growth of 36%

Strong Operating Environment and Revenue Initiatives Result in Increase of
Full Year Guidance

Company’s Newest Ship, Norwegian Joy, Christened in Shanghai

MIAMI, Aug. 08, 2017 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (Nasdaq:NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian” or the “Company,”) today reported financial results for the second quarter ended June 30, 2017, and provided guidance for the third quarter and full year 2017.

Highlights

  The Company generated GAAP net income of $198.5 million or EPS of $0.87 compared to $145.2 million or $0.64 in the prior year.  Adjusted Net Income was $232.7 million or Adjusted EPS of $1.02 compared to $192.6 million or $0.85 in the prior year.

  Total revenue increased 13.3% to $1.3 billion. Gross Yield increased 7.4%.  Adjusted Net Yield increased 8.1% on a Constant Currency basis.

  The Company expects to generate record earnings for full year 2017, surpassing the high end of its prior full year guidance. Adjusted EPS is now expected to be in the range of $3.93 to $4.03, up $0.14 from the previous guidance of $3.79 to $3.89

  2017 full year Adjusted Net Yield growth guidance on a Constant Currency basis increased 150 basis points to 4.25% from 2.75%.

“Positive consumer sentiment in North American and key international markets has resulted in a robust booking environment that continues to be one of the strongest in recent history which, combined with our targeted strategic revenue initiatives drove second quarter revenue and yield growth well above expectations,” said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings Ltd.  “All three of our brands benefited from strength across each of their respective markets and contributed to our second quarter earnings beat.”

Second Quarter 2017 Results

GAAP net income was $198.5 million or EPS of $0.87 compared to $145.2 million or $0.64 in the prior year.  The Company generated Adjusted Net Income of $232.7 million or Adjusted EPS of $1.02 compared to $192.6 million or $0.85 in the prior year.

Revenue increased 13.3% to $1.3 billion compared to $1.2 billion in 2016.  This increase was primarily attributed to an increase in Capacity Days as a result of a reduction in the amount of Dry-docks during the period, as well as the benefit of sailings from the addition of Regent brand’s Seven Seas Explorer and Oceania Cruises’ Sirena to the fleet in 2016 along with an increase in Net Yield due to strength in ticket pricing and higher onboard and other revenue.  Gross Yield increased 7.4%, while Adjusted Net Yield improved 8.1% on a Constant Currency basis and 7.2% on an as reported basis.

Gross Cruise Cost increased 10.6% compared to 2016 due to an increase in total cruise operating expense and marketing, general and administrative expenses.  Gross Cruise Costs per Capacity Day increased 4.9%.  Adjusted Net Cruise Cost Excluding Fuel per Capacity Day increased 2.7% on a Constant Currency basis and 2.6% on an as reported basis primarily due to an increase in marketing, general and administrative expenses partially offset by lower other cruise operating expenses.

Fuel price per metric ton, net of hedges was $469, which is commensurate with prior year.  The Company reported fuel expense of $86.7 million in the period.

Interest expense, net decreased to $64.2 million in 2017 from $68.4 million in 2016.  Interest expense for 2017 reflects an increase in average debt balances outstanding primarily associated with the delivery of new ships and newbuild installments, as well as higher interest rates due to an increase in LIBOR. Interest expense for 2016 included a write-off of $11.4 million of deferred financing fees related to the refinancing of certain of our credit facilities in 2016.

Other income (expense), net was an expense of $5.6 million in 2017 compared to an expense of $10.8 million in 2016.  In 2017, the expense was primarily related to losses on foreign currency exchange of $8.1 million, partially offset by other income.  In 2016, the expense was primarily related to unrealized and realized losses on fuel derivative hedge contracts and foreign exchange derivative contracts, partially offset by gains on foreign currency exchange.

Company Outlook

“We are pleased to report strong booking trends across all markets for the back half of 2017 where pricing and occupancy are now up mid-single digits over prior year,” said Wendy Beck, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd.  “Strong booking volumes and firm pricing have benefited our booked business for the next four quarters, contributing to the increase of our 2017 full year outlook and further solidifying our expectation for strong earnings growth.”

2017 Guidance and Sensitivities

In addition to announcing the results for the second quarter, the Company also provided guidance for the third quarter and full year 2017, along with accompanying sensitivities. The Company does not provide guidance on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s 2017 guidance and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable GAAP quantitative reconciliation without unreasonable effort.

	Third Quarter 2017		Full Year 2017
	As Reported	Constant Currency	As Reported	Constant Currency
Adjusted Net Yield	Approx. 2.0%	Approx. 1.75%	Approx. 4.0%	Approx. 4.25%
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	Up Slightly	Up Slightly	Approx. 1.75%	Approx. 1.75%
Adjusted EPS	Approx. $1.83		$3.93 to $4.03
Adjusted Depreciation and Amortization (1)	$123 to $127 million		Approx. $477 million
Adjusted Interest Expense, net	Approx. $67 million		Approx. $249 million
Effect on Adjusted EPS of a 1% change in Adjusted Net Yield (2)	$0.06		$0.10 (3)
Effect on Adjusted EPS of a 1% change in Adjusted Net Cruise Cost Excluding Fuel per Capacity Day (2)	$0.03		$0.05 (3)

(1) Excludes $7.6 million and $30.3 million of amortization of intangible assets related to the Acquisition of Prestige in the third quarter and full year 2017, respectively.
(2) Based on midpoint of guidance.
(3) For the remaining quarters of 2017.

The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	Third Quarter 2017	Full Year 2017
Fuel consumption in metric tons	195,000	785,000

Fuel price per metric ton, net of hedges	$455	$456

Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.01	$0.03 (1)

(1) For the remaining quarters of 2017.

As of June 30, 2017, the Company had hedged approximately 76%, 65%, 48% and 26% of its total projected metric tons of fuel consumption for the remainder of 2017, 2018, 2019 and 2020, respectively.  The following table provides amounts hedged and price per barrel of heavy fuel oil (“HFO”) and marine gas oil (“MGO”) which are hedged utilizing U.S. Gulf Coast 3% (“USGC”) and Brent, respectively.

	Remainder of 2017	2018	2019	2020
% of HFO Consumption Hedged	85%	80%	58%	52%
Average USGC Price / Barrel	$59.85	$53.02	$47.82	$39.50
% of MGO Consumption Hedged	57%	20%	20%	11%
Average Brent Price / Barrel	$41.11	$46.50	$49.25	$51.85

The following reflects the foreign currency exchange rates the Company used in its Third Quarter and Full Year 2017 guidance.

	Current Guidance - August	Prior Guidance - May
Euro	$1.18	$1.09
British pound	$1.32	$1.29
Australian Dollar	$0.80	$0.77
Canadian Dollar	$0.80	$0.75

Future capital commitments consist of contracted commitments, including ship construction contracts, and future expected capital expenditures necessary for operations. As of June 30, 2017, our anticipated capital expenditures were $0.3 billion for the remainder of 2017, $1.4 billion for the year ending December 31, 2018 and $1.2 billion for the year ending December 31, 2019, of which we have export credit financing in place for the expenditures related to ship construction contracts of $48.2 million for the remainder of 2017, $0.8 billion for 2018 and $0.6 billion for 2019.

Company Updates and Other Business Highlights

Norwegian Joy Launch and Christening

In June, Norwegian Joy, Norwegian Cruise Line’s first ship for the Chinese cruise market, was christened in a lavish ceremony held on board the vessel in Shanghai that featured an over-the-top performance by the ship’s Godfather, singer, songwriter, music producer, actor and film director, Wang Leehom. At approximately 168,000 Gross Tons and accommodating approximately 3,880 guests, Norwegian Joy features an innovative design, world-class finishes and amenities tailored to provide a “First Class at Sea” experience for Chinese guests, along with Norwegian Cruise Line’s signature cruising style that offers guests the freedom and flexibility to design their perfect vacation experience.

Alipay Payment Solution Introduced on Norwegian Joy

In June, the Company announced the debut of the Alipay payment solution on board Norwegian Joy. This is the first time a major cruise operator has debuted a cruise ship with Alipay as part of its payment platform from the very beginning of its operations and demonstrates the Company’s commitment to providing Chinese guests with offerings geared to their specific needs and tastes.  With more than 450 million users, Alipay is China’s, and the world’s, leading online and mobile payment platform, and significantly enhances the payment platform lineup on Norwegian Joy.  The Alipay payment solution on board Norwegian Joy is the latest step in a partnership announced earlier this year between Alibaba and Norwegian Cruise Line Holdings Ltd. – a partnership which combines Norwegian’s experience in providing unforgettable vacations with Alibaba's insights into Chinese consumers to offer a cruise product tailor-made for Chinese guests.

Updated Itineraries and Deployments

The Norwegian Cruise Line brand announced several updates and enhancements to its itineraries for summer 2018. Norwegian Sun will reposition to Port Canaveral and offer all-inclusive four-day cruises to Havana, Cuba and Key West, and three-day cruises to the Bahamas.  Additionally, Norwegian Jewel will rejoin the youngest fleet sailing to Alaska in summer 2018, with a multitude of exciting itineraries including seven- and nine-day sailings from Seattle, Seward and Vancouver.

New for 2020, Regent Seven Seas Cruises unveiled its 2020 world cruise aboard Seven Seas Mariner. Guests aboard the all-suite, all-balcony Seven Seas Mariner will touch on 30 countries on six continents as they circumnavigate the globe, visiting 36 UNESCO World Heritage sites among a total of 66 ports, 13 of which are overnight stays.

Norwegian Bliss Keel Laying Ceremony

In May, Norwegian Cruise Line and MEYER WERFT celebrated the keel laying of Norwegian Bliss at the yard’s state of the art facility in Papenburg, Germany. During the ceremony, one of the keel blocks of the approximately 168,000 Gross Ton vessel was lifted into the covered building hall, signifying a major milestone in the ship’s construction. Norwegian Bliss is due for delivery in April 2018 and will be the first cruise ship custom built with features and amenities for the ultimate Alaska cruise experience. During her inaugural summer 2018 season, Norwegian Bliss will sail seven-day Alaska cruises from the recently expanded Pier 66 Cruise Terminal in Seattle, offering guests the premier way to see America’s last frontier, while also providing all of the innovative features, entertainment, signature dining and onboard experiences that Norwegian Cruise Line is known for around the globe. Norwegian Bliss will sail her inaugural winter season beginning in November 2018, sailing seven-day Eastern Caribbean cruises from PortMiami.

Oceania Cruises Introduces Most Comprehensive Wellness Program at Sea

In May, Oceania Cruises began offering wellness-minded travelers a new and unrivaled array of complimentary wellness options aboard its six ships as they sail to more than 370 ports around the globe.  Oceania Cruises now offers the most extensive and comprehensive wellness program at sea, which includes Canyon Ranch Spa Cuisine at breakfast, lunch, and dinner, recently-introduced vegan menus, and one-of-a-kind destination experiences offered on Wellness Tours Inspired by Canyon Ranch.  In addition to the complimentary use of the gym and fitness facilities in the Canyon Ranch SpaClub, Oceania Cruises is breaking new ground by making its fitness and wellness classes complimentary. There are more than two dozen classes, all with professional instruction, for guests to choose from.

Conference Call

The Company has scheduled a conference call for Tuesday, August 8, 2017 at 10:00 a.m. Eastern Time to discuss second quarter results.  A link to the live webcast can be found on the Company’s Investor Relations website at www.nclhltdinvestor.com. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (Nasdaq:NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands.

With a combined fleet of 25 ships with approximately 50,400 berths, these brands offer itineraries to more than 510 destinations worldwide. The Company will introduce seven additional ships through 2025, and has an option to introduce two additional ships for delivery in 2026 and 2027.

Norwegian Cruise Line is the innovator in cruise travel with a 50-year history of breaking the boundaries of traditional cruising.  Most notably, Norwegian revolutionized the cruise industry by offering guests the freedom and flexibility to design their ideal cruise vacation on their schedule. Today, Norwegian invites guests to enjoy a relaxed, resort style cruise vacation on some of the newest and most contemporary ships at sea with a wide variety of accommodation options, including The Haven by Norwegian®, a luxury enclave with suites, private pools and dining, concierge service and personal butlers. Oceania Cruises offers an unrivaled vacation experience renowned for the finest cuisine at sea and destination-rich itineraries that span the globe. Expertly crafted voyages aboard designer-inspired, intimate ships call on ports across Europe, Asia, Africa, Australia, New Zealand, the South Pacific and the Americas. Celebrating its 25th anniversary in 2017, Regent Seven Seas Cruises offers the industry’s most inclusive luxury experience aboard its all-suite fleet. A voyage with Regent Seven Seas Cruises includes round-trip air, highly personalized service, exquisite cuisine, fine wines and spirits, unlimited internet access, sightseeing excursions in every port, gratuities, ground transfers, a pre-cruise hotel package for guests staying in concierge-level suites and higher and beginning in summer 2017, business class air will be provided for all roundtrip air originating from the U.S. and Canada.

Terminology

Acquisition of Prestige. In November 2014, pursuant to the Merger Agreement, we acquired Prestige in a cash and stock transaction for total consideration of $3.025 billion, including the assumption of debt.

Adjusted Depreciation and Amortization.  Depreciation and amortization adjusted to exclude amortization of intangible assets related to the Acquisition of Prestige.

Adjusted EBITDA.  EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income divided by the number of diluted weighted-average shares outstanding.

Adjusted Interest Expense.  Interest expense adjusted to exclude write-offs of deferred financing fees related to the refinancing of certain of our credit facilities.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income.   Net income adjusted for supplemental adjustments.

Adjusted Net Revenue. Net Revenue adjusted for supplemental adjustments.

Adjusted Net Yield.  Net Yield adjusted for supplemental adjustments.

Berths.  Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.
Capacity Days.  Available Berths multiplied by the number of cruise days for the period.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA.  Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted earnings per share.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost.  The sum of total cruise operating expense and marketing, general and administrative expense.

Gross Tons. A unit of enclosed passenger space on a cruise ship, such that one gross ton = 100 cubic feet or 2.831 cubic meters.

Gross Yield.  Total revenue per Capacity Day.

Merger Agreement. Agreement and Plan of Merger, dated as of September 2, 2014, by and among Prestige, NCLH, Portland Merger Sub, Inc. and Apollo Management, L.P., as amended, for the Acquisition of Prestige.

Net Cruise Cost.  Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel.  Net Cruise Cost less fuel expense.

Net Revenue. Total revenue less commissions, transportation and other expense and onboard and other expense.

Net Yield. Net Revenue per Capacity Day.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days.  The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Shipboard Retirement Plan. An unfunded defined benefit pension plan for certain crew members which computes benefits based on years of service, subject to certain requirements.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Revenue, Adjusted Net Revenue, Net Yield, Adjusted Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, to enable us to analyze our performance. See “Terminology” for the definitions of these non-GAAP financial measures. We utilize Net Revenue and Net Yield to manage our business on a day-to-day basis and believe that they are the most relevant measures of our revenue performance because they reflect the revenue earned by us net of significant variable costs. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, euro and Australian dollar, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Revenue and Adjusted Net Yield, which exclude certain business combination accounting entries, are non-GAAP financial measures that we believe are useful as supplemental measures in evaluating the performance of our operating business and provide greater transparency into our results of operations. Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income and EPS. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Revenue, Adjusted Net Yield, Adjusted Net Income, and Adjusted EPS may not be indicative of future adjustments or results.  For example, for the year ended December 31, 2016, we incurred $28.0 million related to the extinguishment of debt due to the refinancing of certain credit facilities. We included this as an adjustment in the reconciliation of Adjusted Net Income since the extinguishment of debt is not representative of our day-to-day operations and we have included similar adjustments in prior periods;  however, this adjustment did not occur and is not included in the periods presented within this release.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below in the “Results of Operations” section.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this release constitute forward-looking statements within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects and objectives of management for future operations (including expected fleet additions, development plans, objectives relating to our activities and expected performance in new markets), are forward-looking statements. Many, but not all, of these statements can be found by looking for words like "expect," "anticipate," "goal," "project," "plan," "believe," "seek," "will," "may," "forecast," "estimate," "intend," "future," and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse general economic and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; adverse events impacting the security of travel, such as terrorist acts, armed conflict and threats thereof, acts of piracy, and other international events; the risks and increased costs associated with operating internationally; our expansion into and investments in new markets; breaches in data security or other disturbances to our information technology and other networks; the spread of epidemics and viral outbreaks; adverse incidents involving cruise ships; changes in fuel prices and/or other cruise operating costs; any impairment of our tradenames or goodwill; our hedging strategies; our inability to obtain adequate insurance coverage; our substantial indebtedness, including the ability to raise additional capital to fund our operations, and to generate the necessary amount of cash to service our existing debt; restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business; the significant portion of our assets pledged as collateral under our existing debt agreements and the ability of our creditors to accelerate the repayment of our indebtedness; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; fluctuations in foreign currency exchange rates; overcapacity in key markets or globally; our inability to recruit or retain qualified personnel or the loss of key personnel; future changes relating to how external distribution channels sell and market our cruises; our reliance on third parties to provide hotel management services to certain ships and certain other services; delays in our shipbuilding program and ship repairs, maintenance and refurbishments; future increases in the price of, or major changes or reduction in, commercial airline services; seasonal variations in passenger fare rates and occupancy levels at different times of the year; our ability to keep pace with developments in technology; amendments to our collective bargaining agreements for crew members and other employee relation issues; the continued availability of attractive port destinations; pending or threatened litigation, investigations and enforcement actions; changes involving the tax and environmental regulatory regimes in which we operate; and other factors set forth under "Risk Factors" in our most recently filed Annual Report on Form 10-K and subsequent filings by the Company with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Revenue
Passenger ticket	$938,014	$818,478	$1,724,708	$1,558,590
Onboard and other	406,089	368,357	770,176	705,877
Total revenue	1,344,103	1,186,835	2,494,884	2,264,467
Cruise operating expense
Commissions, transportation and other	223,315	193,536	417,455	368,973
Onboard and other	83,367	75,790	151,778	139,755
Payroll and related	194,724	184,476	387,360	361,619
Fuel	86,663	80,607	175,549	162,279
Food	47,340	49,769	93,518	100,772
Other	116,833	121,722	246,380	236,983
Total cruise operating expense	752,242	705,900	1,472,040	1,370,381
Other operating expense
Marketing, general and administrative	193,649	149,307	385,693	329,881
Depreciation and amortization	123,141	104,610	242,346	205,905
Total other operating expense	316,790	253,917	628,039	535,786
Operating income	275,071	227,018	394,805	358,300
Non-operating income (expense)
Interest expense, net	(64,196)	(68,420)	(117,156)	(128,174)
Other income (expense), net	(5,609)	(10,753)	(8,424)	(7,948)
Total non-operating income (expense)	(69,805)	(79,173)	(125,580)	(136,122)
Net income before income taxes	205,266	147,845	269,225	222,178
Income tax expense	(6,793)	(2,599)	(8,842)	(3,703)
Net income	$198,473	$145,246	$260,383	$218,475

Weighted-average shares outstanding
Basic	227,931,135	226,972,076	227,701,109	227,105,804
Diluted	229,090,085	227,884,704	228,824,296	227,997,970

Earnings per share
Basic	$0.87	$0.64	$1.14	$0.96
Diluted	$0.87	$0.64	$1.14	$0.96

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net income	$198,473	$145,246	$260,383	$218,475
Other comprehensive income:
Shipboard Retirement Plan	104	108	209	216
Cash flow hedges:
Net unrealized gain	131,519	5,007	124,236	75,457
Amount realized and reclassified into earnings	10,244	23,781	19,949	58,331
Total other comprehensive income	141,867	28,896	144,394	134,004
Total comprehensive income	$340,340	$174,142	$404,777	$352,479

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)
	June 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$219,315	$128,347
Accounts receivable, net	50,359	63,215
Inventories	77,089	66,255
Prepaid expenses and other assets	167,153	153,276
Total current assets	513,916	411,093
Property and equipment, net	10,974,087	10,117,689
Goodwill	1,388,931	1,388,931
Tradenames	817,525	817,525
Other long-term assets	251,717	238,673
Total assets	$13,946,176	$12,973,911
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$600,500	$560,193
Accounts payable	47,242	38,002
Accrued expenses and other liabilities	462,516	541,753
Advance ticket sales	1,543,869	1,172,870
Total current liabilities	2,654,127	2,312,818
Long-term debt	6,083,226	5,838,494
Other long-term liabilities	217,074	284,873
Total liabilities	8,954,427	8,436,185
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $.001 par value; 490,000,000 shares authorized; 233,380,598 shares issued and 228,068,637 shares outstanding at June 30, 2017 and 232,555,937 shares issued and
227,243,976 shares outstanding at December 31, 2016	233	232
Additional paid-in capital	3,937,211	3,890,119
Accumulated other comprehensive income (loss)	(170,079)	(314,473)
Retained earnings	1,463,639	1,201,103
Treasury shares (5,311,961 ordinary shares at June 30, 2017 and December 31, 2016, at cost)	(239,255)	(239,255)
Total shareholders' equity	4,991,749	4,537,726
Total liabilities and shareholders' equity	$13,946,176	$12,973,911

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Six Months Ended
	June 30,
	2017	2016
Cash flows from operating activities
Net income	$260,383	$218,475
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization expense	248,618	212,268
Loss on derivatives	375	2,866
Deferred income taxes, net	5,165	388
Write-off of deferred financing fees	-	11,427
Provision for bad debts and inventory	535	1,115
Share-based compensation expense	42,220	31,449
Changes in operating assets and liabilities:
Accounts receivable, net	12,301	(16,335)
Inventories	(10,814)	(9,674)
Prepaid expenses and other assets	(21,719)	(25,903)
Accounts payable	10,129	(10,865)
Accrued expenses and other liabilities	(28,382)	(25,798)
Advance ticket sales	400,920	358,625
Net cash provided by operating activities	919,731	748,038
Cash flows from investing activities
Additions to property and equipment, net	(1,065,265)	(764,899)
Settlement of derivatives	(35,255)	(34,129)
Net cash used in investing activities	(1,100,520)	(799,028)
Cash flows from financing activities
Repayments of long-term debt	(921,329)	(2,386,427)
Repayments to Affiliate	-	(18,522)
Proceeds from long-term debt	1,217,060	2,564,116
Proceeds from employee related plans	13,213	4,179
Net share settlement of restricted share units	(6,187)	-
Purchases of treasury shares	-	(49,999)
Deferred financing fees and other	(31,000)	(32,330)
Net cash provided by financing activities	271,757	81,017
Net increase in cash and cash equivalents	90,968	30,027
Cash and cash equivalents at beginning of the period	128,347	115,937
Cash and cash equivalents at end of the period	$219,315	$145,964

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2017	2016	2017	2016

Passengers carried		569,857	574,838	1,098,211	1,126,313
Passenger Cruise Days		4,517,788	4,237,020	8,748,306	8,522,314
Capacity Days		4,189,750	3,974,508	8,220,366	7,965,450
Occupancy Percentage		107.8%	106.6%	106.4%	107.0%

Net Revenue, Adjusted Net Revenue, Gross Yield, Net Yield and Adjusted Net Yield were calculated as follows (in thousands, except Capacity Days and Yield data):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
		2017			2017
		Constant			Constant
	2017	Currency	2016	2017	Currency	2016

Passenger ticket revenue	$938,014	$948,291	$818,478	$1,724,708	$1,742,798	$1,558,590
Onboard and other revenue	406,089	406,089	368,357	770,176	770,176	705,877
Total revenue	1,344,103	1,354,380	1,186,835	2,494,884	2,512,974	2,264,467
Less:
Commissions, transportation
and other expense	223,315	225,429	193,536	417,455	421,947	368,973
Onboard and other expense	83,367	83,367	75,790	151,778	151,778	139,755
Net Revenue	1,037,421	1,045,584	917,509	1,925,651	1,939,249	1,755,739
Non-GAAP Adjustment:
Deferred revenue (1)	-	-	297	-	-	757
Adjusted Net Revenue	$1,037,421	$1,045,584	$917,806	$1,925,651	$1,939,249	$1,756,496

Capacity Days	4,189,750	4,189,750	3,974,508	8,220,366	8,220,366	7,965,450

Gross Yield	$320.81	$323.26	$298.61	$303.50	$305.70	$284.29
Net Yield	$247.61	$249.56	$230.85	$234.25	$235.91	$220.42

Adjusted Net Yield	$247.61	$249.56	$230.92	$234.25	$235.91	$220.51

(1) Reflects deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)
Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
		2017			2017
		Constant			Constant
	2017	Currency	2016	2017	Currency	2016
Total cruise operating expense	$752,242	$754,209	$705,900	$1,472,040	$1,476,176	$1,370,381
Marketing, general and
administrative expense	193,649	194,219	149,307	385,693	386,581	329,881
Gross Cruise Cost	945,891	948,428	855,207	1,857,733	1,862,757	1,700,262
Less:
Commissions, transportation
and other expense	223,315	225,429	193,536	417,455	421,947	368,973
Onboard and other expense	83,367	83,367	75,790	151,778	151,778	139,755
Net Cruise Cost	639,209	639,632	585,881	1,288,500	1,289,032	1,191,534
Less: Fuel expense	86,663	86,663	80,607	175,549	175,549	162,279
Net Cruise Cost Excluding Fuel	552,546	552,969	505,274	1,112,951	1,113,483	1,029,255
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	823	823	792	1,646	1,646	1,583
Non-cash share-based compensation (2)	24,017	24,017	16,204	42,220	42,220	31,449
Severance payments and other fees (3)	-	-	869	2,399	2,399	2,899
Acquisition of Prestige expenses (4)	250	250	1,273	500	500	3,014
Other (5)	1,606	1,606	-	1,606	1,606	-
Adjusted Net Cruise Cost Excluding Fuel	$525,850	$526,273	$486,136	$1,064,580	$1,065,112	$990,310

Capacity Days	4,189,750	4,189,750	3,974,508	8,220,366	8,220,366	7,965,450

Gross Cruise Cost per Capacity Day	$225.76	$226.37	$215.17	$225.99	$226.60	$213.45
Net Cruise Cost per Capacity Day	$152.56	$152.67	$147.41	$156.74	$156.81	$149.59
Net Cruise Cost Excluding Fuel per Capacity Day	$131.88	$131.98	$127.13	$135.39	$135.45	$129.21
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$125.51	$125.61	$122.31	$129.51	$129.57	$124.33

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(4) Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.
(5) Expenses primarily related to a legal settlement, which are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net income	$198,473	$145,246	$260,383	$218,475
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	823	792	1,646	1,583
Non-cash share-based compensation (2)	24,017	16,204	42,220	31,449
Severance payments and other fees (3)	-	869	2,399	2,899
Acquisition of Prestige expenses (4)	250	1,273	500	3,014
Deferred revenue (5)	-	297	-	757
Amortization of intangible assets (6)	7,568	5,267	15,136	10,535
Derivative adjustment (7)	-	10,911	-	(1,185)
Deferred financing fees and other (8)	-	11,714	-	11,714
Other (9)	1,606	-	1,606	-
Adjusted Net Income	$232,737	$192,573	$323,890	$279,241
Diluted weighted-average shares outstanding	229,090,085	227,884,704	228,824,296	227,997,970
Diluted earnings per share	$0.87	$0.64	$1.14	$0.96
Adjusted EPS	$1.02	$0.85	$1.42	$1.22

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(4) Expenses related to the Acquisition of Prestige, which are primarily included in marketing, general and administrative expense.
(5) Deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules, which are primarily included in passenger ticket revenue.
(6) Amortization of intangible assets related to the Acquisition of Prestige, which are included in depreciation and amortization expense.
(7) Losses and net gains for the fair value adjustment of a foreign exchange collar which does not receive hedge accounting and losses due to the dedesignation of certain fuel swaps. These adjustments are included in other income (expense), net.
(8) Primarily related to the write-off of deferred financing fees related to the refinancing of certain credit facilities, which is included in interest expense, net.
(9) Expenses primarily related to a legal settlement, which are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net income	$198,473	$145,246	$260,383	$218,475
Interest expense, net	64,196	68,420	117,156	128,174
Income tax expense	6,793	2,599	8,842	3,703
Depreciation and amortization expense	123,141	104,610	242,346	205,905
EBITDA	392,603	320,875	628,727	556,257

Other expense (1)	5,609	10,753	8,424	7,948
Non-GAAP Adjustments:
Non-cash deferred compensation (2)	823	792	1,646	1,583
Non-cash share-based compensation (3)	24,017	16,204	42,220	31,449
Severance payments and other fees (4)	-	869	2,399	2,899
Acquisition of Prestige expenses (5)	250	1,273	500	3,014
Deferred revenue (6)	-	297	-	757
Other (7)	1,606	-	1,606	-
Adjusted EBITDA	$424,908	$351,063	$685,522	$603,907

(1) Primarily consists of gains and losses, net for derivative contracts and foreign currency exchanges.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(4) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(5) Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.
(6) Deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules, which are primarily included in passenger ticket revenue.
(7) Expenses primarily related to a legal settlement, which are included in marketing, general and administrative expense.

Investor Relations Contacts
Andrea DeMarco
(305) 468-2339

Jordan Kever
(305) 436-4961
InvestorRelations@nclcorp.com

Media Contact
Vanessa Picariello
(305) 436-4713
PublicRelations@ncl.com